Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Third Quarter Ended September 30, 2019

HOUSTON, Oct. 31, 2019 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company") (NYSE: ICD) today reported financial results for the three months ended September 30, 2019.

Third Quarter 2019 Highlights

  Net loss of $10.5 million, or $0.14 per share.
  Adjusted net loss, as defined below, of $7.9 million, or $0.10 per share.
  Adjusted EBITDA, as defined below, of $7.7 million.
  Net debt, excluding finance leases and net of deferred financing costs, of $118.2 million.
  Fleet utilization of 76%.
  Fully burdened margin of $5,645 per day.

In the third quarter of 2019, the Company reported revenues of $45.1 million, a net loss of $10.5 million, or $0.14 per share, adjusted net loss (defined below) of $7.9 million, or $0.10 per share, and adjusted EBITDA (defined below) of $7.7 million. These results compare to revenues of $28.4 million, a net loss of $3.9 million, or $0.10 per share, adjusted net loss of $1.8 million, or $0.05 per share, and adjusted EBITDA of $6.8 million in the third quarter of 2018, revenues of $52.9 million, a net loss of $12.9 million, or $0.17 per share, an adjusted net loss of $5.5 million, or $0.07 per share, and adjusted EBITDA of $12.8 million in the second quarter of 2019.

Chief Executive Officer Anthony Gallegos commented, "Our reported results came in line with our preliminary release from two weeks ago. As mentioned in that press release, although market headwinds persist, we believe ICD is well positioned and currently expect to increase our contracted rig count with two rigs scheduled to re-enter our marketed fleet this quarter as well as contract discussions regarding our other idle rigs. In this regard, just this week we signed a contract to reactivate an idle rig to commence operations in November in the Permian basin."

Quarterly Operational Results

In the third quarter of 2019, the Company's fleet operated at 76% utilization and recorded 1,943 revenue days, compared to 99% utilization and 1,345 revenue days in the third quarter of 2018, and 84% utilization and 2,330 revenue days in the second quarter of 2019. During the third quarter, the Company removed three SCR rigs from its marketed fleet. These rigs will not re-enter the marketed fleet until their conversion to pad-optimal AC status is complete. The first conversion is scheduled for completion during the fourth quarter of 2019 and the remaining two conversions have been put on hold until market conditions improve.

Operating revenues in the third quarter of 2019 totaled $45.1 million, compared to $28.4 million in the third quarter of 2018 and $52.9 million in the second quarter of 2019. Revenues in the third quarter 2019 and second quarter of 2019 included early termination revenues of $0.3 million and $0.5 million, respectively. Excluding this early termination revenue, revenue per day in the third quarter of 2019 was $20,559, compared to $20,538 in the third quarter of 2018 and $20,868 in the second quarter of 2019. Sequential revenue per day declines were driven by lower dayrates on contract renewals.

Operating costs in the third quarter of 2019 totaled $34.2 million, compared to $18.4 million in the third quarter of 2018 and $37.5 million in the second quarter of 2019. Fully burdened operating costs were $14,914 per day in the third quarter of 2019, compared to $12,986 in the third quarter of 2018 and $14,155 in the second quarter of 2019. Sequential increases in per day operating cost were due to reduced operating days during the quarter and transitory personnel costs between rig contracts.

Fully burdened rig operating margins in the third quarter of 2019 were $5,645 per day, compared to $7,552 per day in the third quarter of 2018 and $6,713 per day in the second quarter of 2019.

Selling, general and administrative expenses in the third quarter of 2019 were $3.8 million (including $0.6 million of non-cash stock-based compensation), compared to $3.9 million (including $0.7 million of non-cash stock-based compensation) in the third quarter of 2018 and $3.0 million (including $0.4 million of non-cash stock-based compensation) in the second quarter of 2019. Sequential increases in selling general and administrative expenses were associated with minimal incentive compensation accruals during the second quarter of 2019 compared to the current quarter.

Drilling Operations Update

The Company exited the third quarter with 23 rigs earning revenues under drilling contracts. The Company's backlog of drilling contracts with original terms of six months or longer was $57.8 million as of September 30, 2019, representing 7.4 rig years of activity. Approximately 48% of this backlog is expected to be realized during the remainder of 2019. The Company also has seven rigs currently operating under short-term contracts not included in this reported backlog.

Capital Expenditures and Liquidity Update

The Company's capital expenditure budget for 2019, net of asset sales and recoveries, remains $29 million. During the third quarter of 2019, cash outlays for capital expenditures, net of asset sales and recoveries, were $7.7 million.

As of September 30, 2019, the Company had cash on hand of $9.1 million, no amounts drawn on its $40 million revolving credit facility, and $130 million principal amount outstanding under its term loan. The term loan includes a fully committed $15 million accordion that remains undrawn and fully available to the Company.

Conference Call Details

A conference call for investors will be held today, October 31, 2019, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's third quarter 2019 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10135676. The replay will be available until November 7, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 9,146	$ 12,247
Accounts receivable, net	32,765	41,987
Inventories	2,618	2,693
Assets held for sale	3,153	19,711
Prepaid expenses and other current assets	2,469	8,930
Total current assets	50,151	85,568
Property, plant and equipment, net	485,869	496,197
Goodwill	-	1,627
Other long-term assets, net	2,525	1,470
Total assets	$ 538,545	$ 584,862
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 1,012	$ 587
Accounts payable	19,313	16,312
Accrued liabilities	14,199	29,219
Merger consideration payable to an affiliate	3,078	-
Current portion of contingent consideration	3,153	-
Total current liabilities	40,755	46,118
Long-term debt (2)	128,560	130,012
Contingent consideration	-	15,748
Deferred income taxes, net	1,364	774
Other long-term liabilities	1,231	677
Total liabilities	171,910	193,329
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized; 77,469,233 and 77,598,806 shares issued, respectively, and 76,661,782 and 77,078,252 shares outstanding, respectively	767	771
Additional paid-in capital	504,656	503,446
Accumulated deficit	(135,416)	(109,638)
Treasury stock, at cost, 807,451 and 520,554 shares, respectively	(3,372)	(3,046)
Total stockholders' equity	366,635	391,533
Total liabilities and stockholders' equity	$ 538,545	$ 584,862

(1)	Current portion of long-term debt relates to the current portion of vehicle finance and capital lease obligations.

(2)

As of September 30, 2019, long-term debt includes $1.3 million of long-term vehicle finance lease obligations.  As of December 31, 2018, long-term debt included $0.6 million of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts) CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018

Revenues	$ 45,073	$ 28,439	$ 52,879	$ 158,310	$ 79,820
Costs and expenses
Operating costs	34,246	18,420	37,453	111,032	55,312
Selling, general and administrative	3,755	3,903	3,008	11,308	10,877
Merger-related expenses	320	1,933	1,287	2,688	2,376
Depreciation and amortization	11,154	6,831	11,371	33,838	20,001
Asset impairment, net	1,966	431	5,855	9,839	396
Loss (gain) on disposition of assets, net	265	(260)	18	3,503	(675)
Total cost and expenses	51,706	31,258	58,992	172,208	88,287
Operating loss	(6,633)	(2,819)	(6,113)	(13,898)	(8,467)
Interest expense	(3,560)	(1,168)	(3,592)	(10,913)	(3,049)
Other expense	(122)	-	(255)	(377)	-
Loss before income taxes	(10,315)	(3,987)	(9,960)	(25,188)	(11,516)
Income tax expense (benefit)	232	(50)	2,898	590	(120)
Net loss	$ (10,547)	$ (3,937)	$ (12,858)	$ (25,778)	$ (11,396)

Loss per share:
Basic and Diluted	$ (0.14)	$ (0.10)	$ (0.17)	$ (0.34)	$ (0.30)

Weighted average number of common shares outstanding:
Basic and Diluted	75,405	38,253	75,692	75,597	38,210

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands) CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2019	2018

Cash flows from operating activities
Net loss	$(25,778)	$(11,396)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	33,838	20,001
Asset impairment, net	9,839	396
Stock-based compensation	1,385	2,080
Loss (gain) on disposition of assets, net	3,503	(675)
Amortization of deferred rent	-	60
Deferred income taxes	590	(120)
Amortization of deferred financing costs	610	290
Bad debt (recovery) expense	(42)	22
Changes in operating assets and liabilities
Accounts receivable	9,265	(5,694)
Inventories	(586)	(116)
Prepaid expenses and other assets	3,330	(1,212)
Accounts payable and accrued liabilities	(8,786)	2,535
Net cash provided by operating activities	27,168	6,171

Cash flows from investing activities
Purchases of property, plant and equipment	(34,974)	(24,804)
Proceeds from insurance claims	1,000	257
Proceeds from the sale of assets	7,806	487
Net cash used in investing activities	(26,168)	(24,060)

Cash flows from financing activities
Borrowings under Revolving Credit Facilities	2,511	50,526
Repayments under Revolving Credit Facilities	(5,077)	(31,150)
Common stock issuance costs	(177)	-
Purchase of treasury stock	(328)	(350)
RSUs withheld for taxes	-	(95)
Financing costs paid under Term Loan Facility	(5)	-
Financing costs paid under Revolving Credit Facilities	(22)	(114)
Payments for finance and capital lease obligations	(1,003)	(496)
Net cash (used in) provided by financing activities	(4,101)	18,321
Net (decrease) increase in cash and cash equivalents	(3,101)	432

Cash and cash equivalents
Beginning of period	12,247	2,533
End of period	$ 9,146	$ 2,965

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 10,496	$ 2,971
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (1,320)	$ (264)
Additions to property, plant and equipment through capital leases	$ 2,181	$ 515
Transfer of assets from held and used to held for sale	$ (5,327)	$ -
Transfer from inventory to fixed assets	$ (357)	$ -
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$ (141)	$ -
Additions to property, plant and equipment through tenant allowance on leasehold improvement	$ -	$ 694
Additions to deferred financing costs in accounts payable	$ -	$ 423

The following table provides various financial and operational data for the Company's operations for the three months ending September 30, 2019 and 2018 and June 30, 2019, and the nine months ending September 30, 2019 and 2018. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2019	2018	2019	2019	2018

Number of marketed rigs end of period(1)	29	15	30	29	15
Rig operating days(2)	1,943	1,345	2,330	7,001	3,869
Average number of operating rigs(3)	21.1	14.6	25.6	25.6	14.2
Rig utilization (4)	76%	99%	84%	85%	99%
Average revenue per operating day (5)	$ 20,559	$ 20,538	$ 20,868	$ 20,738	$ 19,687
Average cost per operating day(6)	$ 14,914	$ 12,986	$ 14,155	$ 14,034	$ 13,141
Average rig margin per operating day	$ 5,645	$ 7,552	$ 6,713	$ 6,704	$ 6,546

(1)

Number of marketed rigs as of September 30, 2019 increased by 14 rigs as compared to the number of marketed rigs as of September 30, 2018 as a result of the Sidewinder Merger.  Marketed rigs exclude idle rigs that will not be reactivated until upgrades or conversions are complete.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $4.8 million, $0.8 million and $3.7 million during the three months ended September 30, 2019 and 2018, and June 30, 2019, respectively, and $11.2 million and $3.6 million during the nine months ended September 30, 2019 and 2018, respectively, (ii) revenues associated with the amortization of intangible revenue acquired in the Sidewinder Merger of zero and $1.1 million during the three and nine months ended September 30, 2019, respectively, and $46 thousand during the three months ended June 30, 2019 and (iii) early termination revenues of $0.3 million and $0.8 million during the three and nine months ended September 30, 2019, respectively, and $0.5 million during the three months ended June 30, 2019. The three and nine months ended September 30, 2018 did not include any intangible or early termination revenues.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $4.8 million, $0.8 million and $3.7 million during the three months ended September 30, 2019 and 2018, and June 30, 2019, respectively, and $11.2 million and $3.6 million during the nine months ended September 30, 2019 and 2018, respectively, (ii) new crew training costs of $0.1 million, zero and zero during the three months ended September 30, 2019 and 2018, and June 30, 2019, respectively and $0.1 million and $0.1 million during the nine months ended September 30, 2019 and 2018, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.2 million, $0.1 million and $0.7 million during the three months ended September 30, 2019 and 2018, and June 30, 2019, respectively, and $1.3 million and $0.7 million during the nine months ended September 30, 2019 and 2018, respectively, and (iv) rig de-commissioning costs associated with stacking deactivated rigs of $0.1 million and $0.2 million during the three and nine months ended September 30, 2019, respectively, and $0.1 million during the three months ended June 30, 2019.  The three and nine months ended September 30, 2018 did not include any de-commissioning costs.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net (Loss) Income:

	(Unaudited)						(Unaudited)
	Three Months Ended						Nine Months Ended
	September 30,		September 30,		June 30,		September 30,		September 30,
	2019		2018		2019		2019		2018
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (10,547)	$(0.14)	$ (3,937)	$(0.10)	$(12,858)	$ (0.17)	$(25,778)	$ (0.34)	$(11,396)	$ (0.30)
Add back:
Asset impairment, net (1)	1,966	0.04	431	0.01	5,855	0.08	9,839	0.12	396	0.01
Loss (gain) on disposition of assets, net(2)	265	-	(260)	(0.01)	18	-	3,503	0.05	(675)	(0.01)
Intangible revenue(3)	-	-	-	-	(46)	-	(1,079)	(0.02)	-	-
Merger-related expenses(4)	320	-	1,933	0.05	1,287	0.02	2,688	0.05	2,376	0.06
Other expense	122	-	-	-	255	-	377	-	-	-
Adjusted net loss	$ (7,874)	$(0.10)	$ (1,833)	$(0.05)	$ (5,489)	$ (0.07)	$(10,450)	$ (0.14)	$ (9,299)	$ (0.24)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2019	2018	2019	2019	2018
(in thousands)
Net loss	$ (10,547)	$ (3,937)	$(12,858)	$ (25,778)	$ (11,396)
Add back:
Income tax expense (benefit)	232	(50)	2,898	590	(120)
Interest expense	3,560	1,168	3,592	10,913	3,049
Depreciation and amortization	11,154	6,831	11,371	33,838	20,001
Asset impairment, net(1)	1,966	431	5,855	9,839	396
EBITDA	6,365	4,443	10,858	29,402	11,930
Loss (gain) on disposition of assets, net(2)	265	(260)	18	3,503	(675)
Stock-based compensation	582	718	416	1,385	2,080
Intangible revenue(3)	-	-	(46)	(1,079)	-
Merger-related expenses(4)	320	1,933	1,287	2,688	2,376
Other expense	122	-	255	377	-
Adjusted EBITDA	$ 7,654	$ 6,834	$ 12,788	$ 36,276	$ 15,711

(1)

In the third quarter of 2019, we impaired 100% of the goodwill recorded in connection with the Sidewinder Merger.  In the third quarter of 2018, we impaired $0.4 million reflecting a $650 thousand estimated loss from the expected sale of our Galayda facility, offset by a $219 thousand insurance recovery related to some damaged equipment.  In the second quarter of 2019, we recorded a $5.9 million impairment of drilling assets that were sold at auction in August 2019.

(2)

In the third quarter of 2019 and 2018, we recorded a loss and a gain, respectively, on disposition of assets of $0.2 million and $0.2 million primarily due to a gain on the sale or disposition of miscellaneous drilling equipment.

(3)	For the nine months ended September 30, 2019, and the three months ended June 30, 2019, we amortized intangible revenue related to an unfavorable contract liability acquired in the Sidewinder merger.

(4)

For all periods presented, we incurred costs directly associated with the Sidewinder merger.  These costs were primarily comprised of severance, professional fees and other merger integration related expenses.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211